Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into this 20th day of February, 2006 (the “Effective Date”), by and between Alfred Mockett (“Employee”), an individual, and Motive, Inc., a Delaware corporation (“Motive”). In consideration of the mutual promises expressed herein, Employee and Motive have agreed to the following terms and conditions.

1. EFFECTIVE DATE AND TERM. This Agreement will be effective as of the Effective Date, and will remain in effect for a term of three years, unless earlier terminated in accordance with Section 5. Continued employment beyond the three-year term of this Agreement will not result in automatic renewal of this Agreement. Rather, to renew this Agreement, Motive and Employee must state their intention to renew this Agreement in a writing signed by both Motive and Employee.

2. OFFICES AND DUTIES. Motive agrees to employ Employee as its Chief Executive Officer, reporting solely and directly to the Board of Directors of Motive (the “Board”), and in such other capacities as the Board may reasonably request. Motive also agrees to elect Employee to the office of Chairman of the Board and Employee shall serve in such capacity during the term of this Agreement so long as Employee is a member of the Board. Employee shall have those powers and duties normally associated with his title and position as Chief Executive Officer and, if applicable, Chairman of the Board, as well as any other duties reasonably requested by the Board that are consistent with his position(s). Employee agrees that Employee will abide by all of Motive’s policies, procedures and directives as may be adopted, modified or issued by Motive from time to time. Without limiting the generality of the foregoing, Employee will be expected to use his reasonable best efforts to perform the necessary due diligence to be able to execute representation letters and certifications with respect to Motive’s financial statements and periodic reports filed with the United States Securities and Exchange Commission, including those applicable to periods pre-dating the commencement of Employee’s employment.

3. BOARD MEMBERSHIP. While Employee is employed by Motive, Motive will nominate and recommend to its stockholders that Employee be elected as a member of the Board at no additional compensation. In addition, Employee shall be appointed to fill the vacancy on the Board created upon the resignation of Employee’s predecessor (a Class I Director). Employee will resign from the Board upon termination of employment at the request of the Board.

4. COMPENSATION AND BENEFITS. While Employee is employed by Motive, Employee will be entitled to the following compensation and benefits:

(a) Base Salary. Motive will pay Employee a Base Salary at a monthly rate of $29,166.67 ($350,000 annually), less applicable withholdings and deductions (“Base Salary”). Employee’s Base Salary shall be subject to review and potential adjustment, as determined by the Board or the Compensation Committee thereof. “Base Salary” shall not include any payment or other benefit which is denominated as or is in the nature of a bonus, incentive payment, profit-sharing payment, retirement or pension accrual, insurance benefit, other fringe benefit or expense allowance, whether or not taxable to Employee as income. The term Base Salary shall include any increase therein for purposes of this Agreement.

(b) Vacation. Employee shall accrue vacation commensurate with Employee’s position, which shall be no less that four weeks per year. The accrual and carry-over (if any) of Employee’s vacation shall be in accordance with Motive’s regular vacation accrual practices, as such practices are adopted, modified or implemented from time to time.

(c) Benefits. Subject to applicable eligibility requirements, Employee shall be entitled to participate in all employee benefit plans or programs of Motive that are generally available to any of its senior level executive employees (health care program, etc.).

(d) Bonuses. Employee shall be eligible to receive an annual Target Bonus of up to 100% of his annual Base Salary (the “Target Bonus”), as determined by the Board (or the Compensation Committee thereof) based on the achievement of individual and company performance objectives which shall be established by the Board (or the Compensation Committee thereof) after consultation with Employee (the “Performance Objectives”). The Performance Objectives for any given year shall be communicated to Employee in writing within ninety (90) days of the commencement of such year. The Target Bonus will be paid to Employee within sixty (60) days after the end of the fiscal year in respect of which the bonus is payable. Target Bonus amounts paid shall be subject to retroactive adjustment if, after receipt of audited financial statements, a given bonus amount is determined by the Board (or the Compensation Committee thereof) to be in excess of the amount supported by Motive’s audited financial statements.

(e) Director’s and Officer’s Insurance Coverage. Employee shall have the benefit of such directors’ and officers’ insurance coverage as Motive shall from time to time obtain, but in no event less than that provided to any other director or officer of Motive.

(f) Indemnification. Motive will provide Employee with its standard indemnification agreement, which shall provide that Employee shall be indemnified to the maximum extent permitted by applicable law.

(g) Relocation Expenses. If Employee elects to move his family to Austin, Texas within eighteen (18) months of the Effective Date, Motive will cover his relocation expenses including, without limitation, closing costs on the sale of Employee’s home, all moving expenses, packing and unpacking of all personal items, etc., with a tax gross-up (for U.S. federal and, if applicable, state income and employment taxes) on that portion of such costs and expenses that is not deductible on Employee’s U.S. federal income tax return. The maximum amount payable by Motive pursuant to this Section 4(g) shall be $100,000.

(h) Temporary Living Expenses. Motive shall reimburse or pay for Employee’s reasonable temporary living expenses in Austin, Texas during the six (6) month period immediately following the Effective Date, subject in the case of reimbursements to submission of reasonable supporting documentation, including an apartment and rental car, plus one weekly round trip air fare to Virginia.

(i) Business Expenses. Motive shall reimburse Employee for all reasonable business expenses incurred by him in the performance of his duties on behalf of Motive, subject to submission of reasonable supporting documentation.

(j) Travel Expenses. Motive shall reimburse Employee for all reasonable travel expenses incurred by him in the performance of his duties on behalf of Motive (including business class air travel), subject to the submission of reasonable supporting documentation.

(k) Attorneys’ Fees. Motive shall pay Employee’s reasonable attorneys’ fees incurred in connection with the contemplation, preparation, negotiation and execution of this Agreement, up to a maximum of $10,000.

(l) Equity Awards. Employee shall be granted a seven-year option to purchase 750,000 shares of Motive’s common stock, par value $.001 per share, on the terms and conditions set forth in the Non-Qualified Stock Option Agreement (the “Option Agreement”) to be entered into by Motive and Employee on the date hereof. Employee shall also receive a Restricted Stock grant of 200,000 shares of Motive’s common stock, par value $.001 per share, on the terms and conditions set forth in the Restricted Stock Agreement to be entered into by Motive and Employee on or about the date hereof. In addition, in year two and three of this Agreement, additional performance based option grants of 100,000 shares will be granted per year, subject to the satisfaction of performance criteria established by the Board or the Compensation Committee thereof, and subject to the same terms and conditions as set forth in the Option Agreement.

(m) Section 16 Filings. Motive shall provide Employee with reasonable assistance with the preparation and filing of Forms 3, 4 and 5, as applicable, under the Exchange Act (as defined below) in the manner consistent with the assistance provided to other director or executive officers of Motive.

5. TERMINATION. This Agreement and Employee’s employment may be terminated by either party at any time and for any reason, subject to the following provisions:

(a) Termination by Employee. Employee agrees that if Employee intends to terminate this Agreement or Employee’s employment for any reason, Employee will give Motive at least thirty (30) days’ advance written notice of such termination; provided, that if the termination is for Good Reason, the written notice shall so state and shall state such reason.

(i) If Employee terminates Employee’s employment and this Agreement for Good Reason and gives Motive the requisite notice of termination, and subsequently executes (within a reasonable period of time) a Release (as defined below), Motive shall (A) pay Employee the Accrued Benefits (as defined below) within fifteen (15) days of such termination, and (B) except as otherwise provided in Section 6(b), and subject to the receipt of the executed Release, shall pay severance in accordance with the terms of Section 5(c).

(ii) If Employee terminates Employee’s employment and this Agreement but does not satisfy any or all of the conditions of Section 5(a)(i) above for any reason, Employee shall only be entitled to receive: (1) payment for Employee’s Base Salary (less applicable deductions and withholdings) through the date this Agreement is terminated, (2) payment, if applicable, for the prior year’s Target Bonus earned by Employee that has not been paid by Motive as of the date this Agreement is terminated, (3) payment for unused vacation (less applicable deductions and withholdings) that has accrued as of the date this Agreement is terminated and (4) payment for any expenses due to Employee pursuant to Sections 4(g)-(k) that have not been paid by Motive as of the date this Agreement is terminated; and shall not be entitled to receive any other payments or benefits from Motive of any kind under this Agreement or otherwise except as required by law or pursuant to the terms of any benefit plan (such payments collectively, the “Accrued Benefits”), which shall be paid by Motive to Employee within fifteen (15) days of such termination.

(b) Termination by Motive. Motive may terminate this Agreement and Employee’s employment at any time, with or without Cause, provided, that no termination with Cause shall occur unless authorized by a majority of the disinterested members of the Board. If termination is with Cause, Motive may terminate Employee with or without notice, but if termination is without Cause, Motive will give Employee at least thirty (30) days’ advance written notice of such termination.

(i) If Motive terminates Employee’s employment and this Agreement without Cause and Employee subsequently executes (within a reasonable period of time) a Release, Motive shall (A) pay Employee the Accrued Benefits within fifteen (15) days of such termination, and (B) except as otherwise provided in Section 6(b), and subject to the receipt of the executed Release, shall pay severance in accordance with the terms of Section 5(c).

(ii) Notwithstanding any other provision of this Agreement to the contrary, Motive may terminate this Agreement and Employee’s employment for Cause without advance notice, payment or penalty of any kind. In such a case, Employee shall only be entitled to receive the Accrued Benefits, which shall be paid by Motive to Employee within fifteen (15) days of such termination.

(c) Severance. If Motive is required to pay Employee severance by the express terms of Section 5(a)(i) or 5(b)(i) above, Motive shall pay to Employee an amount equal to:

(i) Employee’s aggregate monthly Base Salary for a period of twelve months (less applicable withholdings and deductions), plus

(ii) If Employee intends to continue his medical coverage under COBRA, the aggregate amount of any COBRA payments necessary to be paid by Employee in order for Employee and his dependents to obtain medical insurance coverage during the twelve-month period immediately following the termination of this Agreement, plus

(iii) A pro rated portion of Employee’s Target Bonus based upon the number of full calendar quarters that Employee was actively employed during the year of termination and assuming for purposes thereof that full achievement of all performance targets or metrics were met by both Employee and Motive during such year;

such amount shall be payable in twelve (12) equal monthly installments, the first of which shall be made within seven (7) days of the receipt by Motive of a Release from Employee and thereafter on each succeeding monthly anniversary of such initial payment date; provided, however, that Motive will consult with Employee prior to making any payment pursuant to this Section 5(c) and will work with Employee to conform the payment procedures set forth in this Section 5(c) so as to minimize any adverse tax implications to Employee under Section 409A of the Code (as defined below). The parties intent in the preceding sentence is to conform the payment provisions of this Section 5(c) so as to avoid subjecting any amounts due to Employee under this Section 5(c) to Section 409A of the Code once final regulations related to Section 409A of the Code have been issued. Employee understands and agrees that Motive shall not be obligated to pay Employee severance of any kind except as required by Section 5(a)(i) or 5(b)(i) and as described in this Section 5(c).

(d) Release Required. Employee understands that, notwithstanding any other provision of this Agreement, if Employee does not execute a release in the form attached hereto as Exhibit A (a “Release”), Employee shall not be entitled to any severance payment of any kind following the termination of this Agreement or Employee’s employment for any reason or any payment due as a result of a Change in Control (as defined below).

(e) Good Reason. For purposes of this Agreement, “Good Reason” means any of the following:

(i) Provided Employee has relocated his family to Austin, Texas, Motive (or its successor) relocates Employee’s primary work location by more than fifty (50) miles, such that Employee is required to relocate Employee’s permanent residence to continue rendering duties to Motive, and Employee does not consent to such relocation;

(ii) Motive (or its successor) reduces (1) Employee’s Base Salary below a monthly rate of $29,166.67 ($350,000 annually), less applicable withholdings and deductions, without Employee’s written consent, or (2) the maximum Target Bonus;

(iii) Motive (or its successor) prevents Employee from participating in the same employee benefit plans or programs or fringe benefit policies of Motive that are generally available to any of its senior level executive employees (health care program, etc.), subject to applicable eligibility requirements;

(iv) Motive (or its successor) fails to nominate Employee for election as a director of Motive at any annual meeting of stockholders at which Employee’s class of directors is up for election or re-election;

(v) Motive (or its successor) requires Employee to devote a material portion of Employee’s time to the performance of duties that are materially and substantially inconsistent with the status of Employee’s position with Motive, Employee provides the Board with written notice of Employee’s objection to said duties within thirty (30) days of said duties being required of Employee, and Motive fails to cure the problem within thirty (30) days of the date the Board receives Employee’s written notice;

(vi) Any material breach of this Agreement by Motive, provided that Employee provides the Board with written notice of such breach, and Motive fails to cure such breach within thirty (30) days of the date the Board receives Employee’s written notice; or

(vii) For any reason during the ninety (90)-day period immediately following the six (6)-month anniversary of a Change in Control.

(f) Cause. For purposes of this Agreement, “Cause” exists if:

(i) Employee shall have engaged in any act of material misconduct or dishonesty in the performance of his duties to Motive, the Board shall have provided written notice of such act to Employee, and Employee shall have failed to cure same within thirty (30) days of the date the Employee receives the Board’s written notice;

(ii) Employee shall have willfully failed to attend to his duties under this Agreement, the Board shall have provided written notice of such failure to Employee, and Employee shall have failed to cure same within thirty (30) days of the date the Employee receives the Board’s written notice;

(iii) Employee shall have breached his fiduciary duties to Motive, the Board shall have provided written notice of such breach to Employee, and Employee shall have failed to cure same within thirty (30) days of the date the Employee receives the Board’s written notice;

(iv) Employee shall have committed any act of fraud or embezzlement against Motive;

(v) Employee shall have materially breached this Agreement, the Board shall have provided written notice of such breach to Employee, and Employee shall have failed to cure same within thirty (30) days of the date the Employee receives the Board’s written notice;

(vi) Employee pleads guilty or nolo contendere to or is convicted of any felony or misdemeanor involving theft, embezzlement, dishonesty or moral turpitude; or

(vii) Employee shall have failed to perform his duties, which results in a material adverse effect on Motive, the Board shall have provided written notice of such failure to perform, and Employee shall have failed to cure same within thirty (30) days of the date the Employee receives the Board’s written notice.

(g) Cooperation. Upon the termination of Employee’s employment for any reason, Employee agrees to cooperate with Motive in transitioning Employee’s responsibilities and duties as directed by Motive for a period of thirty (30) days or such longer period as Employee and Motive shall agree.

(h) Death. In the event Employee dies, this Agreement shall terminate as of the end of the month during which his death occurs, with no obligation on the part of Motive for payment of any additional amounts other than the Accrued Benefits, which shall be paid by Motive to Employee within seven (7) days of the end of the month during which his death occurs.

(i) Disability. If Employee, due to physical or mental illness, becomes so disabled as to be unable to perform substantially all of Employee’s duties for a continuous period of six consecutive months, either party may by written notice terminate Employee’s employment effective as of the last day of the calendar month during which such notice is given, with no obligation on the part of Motive for payment of any additional amounts other than the Accrued Benefits, which shall be paid by Motive to Employee within seven (7) days of the last day of the calendar month during which such notice is given.

6. CHANGE IN CONTROL SEVERANCE BENEFITS.

(a) For purposes of this Agreement, a “Change in Control” shall mean:

(i) The consummation of a merger or consolidation of Motive with or into another entity or any other corporate reorganization, if persons who were not stockholders of Motive immediately prior to such merger, consolidation or other reorganization beneficially own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (1) the continuing or surviving entity and (2) any direct or indirect parent corporation of such continuing or surviving entity;

(ii) The sale, transfer or other disposition of all or substantially all of Motive’s assets;

(iii) A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either (1) had been directors of Motive on the date 24 months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (2) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

(iv) Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of Motive representing at least 50% of the total voting power represented by Motive’s then outstanding voting securities. For purposes of this Section 6(a)(iv), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan of Motive or of a parent or subsidiary of Motive and (2) a corporation owned directly or indirectly by the stockholders of Motive in substantially the same proportions as their ownership of the common stock, par value $.001 per share, of Motive.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of Motive’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held Motive’s securities immediately before such transaction.

(b) If Employee’s employment with Motive is terminated without Cause by Motive or by Employee for Good Reason on or following a Change in Control, in lieu of the severance payments described in Section 5(c), Motive shall pay to Employee (contingent on Employee signing a Release) an amount equal to:

(i) Employee’s aggregate monthly Base Salary for a period of twelve months (less applicable withholdings and deductions), plus

(ii) If Employee intends to continue his medical coverage under COBRA, the aggregate amount of any COBRA payments necessary to be paid by Employee in order for Employee and his dependents to obtain medical insurance coverage during the twelve-month period immediately following the termination of his employment, plus

(iii) A pro rated portion of Employee’s Target Bonus based upon the number of full calendar quarters that Employee was actively employed during the year of termination and assuming for purposes thereof that full achievement of all performance targets or metrics were met by both Employee and Motive (or its successor) during such year;

such amount shall be paid in one lump sum payment, which shall be made within seven (7) days of the receipt by Motive of a Release from Employee; provided, however, that Motive will consult with Employee prior to making any such payment pursuant to this Section 6(b) and will work with Employee to conform the payment procedures set forth in this Section 6(b) so as to minimize any adverse tax implications to Employee under Section 409A of the Code (as defined below). The parties intent in the preceding sentence is to conform the payment provisions of this Section 6(b) so as to avoid subjecting any amounts due to Employee under this Section 6(b) to Section 409A of the Code once final regulations related to Section 409A of the Code have been issued.

7. CERTAIN ADDITIONAL PAYMENTS BY MOTIVE.

(a) In the event that that all or any portion of any payment or distribution by Motive or any of its affiliates to or for the benefit of Employee in connection with a Change in Control, including under any stock option or other agreement, plan, policy, program or arrangement (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision thereto), by reason of being considered “contingent on a change in ownership or control” of Motive, within the meaning of Section 280G of the Code (or any successor provision thereto), or any interest or penalties with respect to such tax (such tax, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then Employee shall be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”). The Gross-Up Payment shall be in an amount such that, after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes and including any Excise Tax) imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment; provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall such Gross-Up Payment or any other payment in connection with this Section 7 exceed an aggregate of $1 million.

(b) Subject to the provisions of Section 7(f), all determinations required to be made under this Section 7, including whether an Excise Tax is payable by Employee and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by Motive to Employee and the amount of such Gross-Up Payment, if any, shall be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by Motive and reasonably acceptable to Employee. Motive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both Motive and Employee within thirty (30) days after the date on which Employee ceases to be an employee of Motive in a circumstance that would require payments by Motive under Section 6(b), if applicable, and any such other time or times as may be requested by Motive or Employee. If the Accounting Firm determines that any Excise Tax is payable by Employee, Motive shall pay the required Gross-Up Payment to Employee within five (5) business days after receipt of such determination and calculations with respect to such Gross-Up Payment. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall, at the same time as it makes such determination, furnish Motive and Employee a written opinion to the effect that Employee has substantial authority not to report any Excise Tax on his federal income tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Motive should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that Motive exhausts or fails to pursue its remedies pursuant to Section 7(f) and Employee thereafter is required to make a payment of any Excise Tax, Employee shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both Motive and Employee as promptly as possible. Any such Underpayment shall be promptly paid by Motive to, or for the benefit of, Employee within five (5) business days after receipt of such determination and calculations.

(c) Motive and Employee shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of Motive or Employee, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 7. Any determination by the Accounting Firm as to the amount of any Gross-Up Payment or Underpayment shall be binding upon Motive and Employee; provided, that if Employee is ultimately required to pay an Excise Tax by the Internal Revenue Service despite the opinion of such Accounting Firm, then Motive shall make the appropriate Gross-Up Payment contemplated herein.

(d) The federal income returns filed by Employee shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Employee. Employee shall make proper payment of the amount of any Excise Tax, and at the request of Motive, provide to Motive true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by Motive, evidencing such payment. If prior to the filing of Employee’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, Employee shall within five (5) business days of such determination pay to Motive the amount of such reduction.

(e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 7 shall be borne by Motive. If such fees and expenses are initially paid by Employee, Motive shall reimburse Employee the full amount of such fees and expenses within five (5) business days after receipt from Employee of a statement therefor and reasonable evidence of his payment thereof.

(f) Employee shall notify Motive in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Motive of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than ten (10) business days after Employee actually receives notice of such claim and Employee shall further apprise Motive of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Employee). Employee shall not pay such claim prior to the earlier of (i) the expiration of the thirty (30)-day period following the date on which he gives such notice to Motive and (ii) the date that any payment of amount with respect to such claim is due. If Motive notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee, subject to the provisions of Section 7(h) of this Agreement, shall:

(i) provide Motive with any written records or documents in his possession relating to such claim reasonably requested by Motive;

(ii) take such action in connection with contesting such claim as Motive shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by Motive;

(iii) cooperate with Motive in good faith in order effectively to contest such claim; and

(iv) permit Motive to participate in any proceedings relating to such claim;

provided, however, that Motive shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless Employee, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 7(f), Motive shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 7(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that Employee may participate therein at his own cost and expense) and may, at its option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Motive shall determine; provided, however, that if Motive directs Employee to pay the tax claimed and sue for a refund, Motive shall advance the amount of such payment to Employee on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Motive’s control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service.

(g) If, after the receipt by Employee of an amount advanced by Motive pursuant to Section 7(f), Employee receives any refund with respect to such claim, Employee shall (subject to Motive’s complying with the requirements of Section 7(f)) promptly pay to Motive the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Employee of an amount advanced by Motive pursuant to Section 7(f), a determination is made that Employee shall not be entitled to any refund with respect to such claim and Motive does not notify Employee in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by Motive to Employee pursuant to this Section 7.

(h) Any information provided by Executive to Motive under this Section 7 shall be treated confidentially by Motive and will not be provided by Motive to any other person than Motive’s professional advisors without Executive’s prior written consent except as required by law.

8. NO MITIGATION OBLIGATION. Motive hereby acknowledges that it will be difficult and may be impossible for Employee to find reasonably comparable employment within a reasonable time period following the termination of Employee’s employment with Motive under circumstances that would require payments by Motive to Employee under Section 5(c) or 6(b). Accordingly, the payments pursuant to Section 5(c) or 6(b) hereunder by Motive to Employee in accordance with the terms of this Agreement are hereby acknowledged by Motive to be reasonable, and Employee will not be required to mitigate the amount of any payment provided for thereunder by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Employee hereunder or otherwise.

9. WARRANTIES AND INDEMNITY.

(a) No Conflict. The parties represent and warrant to each other that they are free to enter into the terms of this Agreement and that neither party has any obligations to any other legal entity or otherwise that are inconsistent with any of the provisions of this Agreement.

(b) No Disclosure, Misuse, or Removal; Proprietary Information Agreement. Employee further represents and warrants that Employee: (i) has not and will not disclose to Motive any confidential business information or trade secrets belonging to any other legal entity; (ii) will not and does not intend to use any confidential business information or trade secrets belonging to any other legal entity in connection with Employee’s employment with Motive; and (iii) has not removed any books, papers, or records belonging to any other legal entity, including, without limitation, any documents containing any confidential business information, business plans, confidential customer information, or confidential or proprietary information about any other legal entity’s products or services. Employee has or will execute Motive’s standard Proprietary Information Agreement, a copy of which has previously been provided to Employee.

(c) Indemnification. Employee further agrees that in the event of a breach by Employee of the foregoing representations and warranties, Employee will indemnify Motive for any and all liability and losses including, without limitation, damages payable to third parties, consequential damages, including losses, lost profits, costs and attorneys’ fees, that Motive may incur as a result of such breach.

10. CONFIDENTIALITY AND NONDISCLOSURE. Immediately upon execution of this Agreement and subsequently in the course of Employee’s employment, Motive promises to provide Employee with certain information, technical data and know-how regarding the business of Motive and its affiliates and their products, all of which is confidential and not generally available to the public (hereinafter referred to as “Confidential Information”). Employee agrees to receive, hold and treat all Confidential Information received from Motive and its affiliates as confidential and secret and agrees to protect the secrecy of said Confidential Information. Employee agrees that the Confidential Information will be disclosed only to those persons who are required to have such knowledge in connection with their work for Motive and that such Confidential Information will not be disclosed to others without the prior written consent of Motive. The provisions hereof shall not be applicable to: (a) information which at the time of disclosure to Employee is a matter of public knowledge; or (b) information which, after disclosure to Employee, becomes public knowledge other than through a breach of this Agreement. Unless the Confidential Information shall be of the type set forth in the preceding sentence, Employee shall not use such Confidential Information for his own benefit or for a third party’s or parties’ benefit at any time. Upon termination of employment, Employee will return all books, records and other materials provided to or acquired by Employee during the course of employment which relate in any way to Motive or its business. If Employee is requested or become legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process) or is required by a regulatory body to make any disclosure that is prohibited or otherwise constrained by this

Agreement, Employee will provide Motive with prompt notice of such request so that it may seek an appropriate protective order or other appropriate remedy. Subject to the foregoing, Employee may furnish that portion (and only that portion) of the Confidential Information that, in the written opinion of its counsel reasonably acceptable to Motive, Employee is legally compelled or is otherwise required to disclose or else stand liable for contempt or suffer other material censure or material penalty; provided, however, that Employee must use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so disclosed. The obligations imposed upon Employee by this Section 10 shall survive the expiration or termination of this Agreement.

11. PROPRIETARY INFORMATION; INVENTIONS.

(a) Motive shall own all right, title and interest (including patent rights, copyrights, sui generis rights, trade secret rights, mask work rights and other rights throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Employee during the term of Employee’s employment with Motive, and that were created within the scope of my employment with Motive or relate to Motive or the business or demonstrably anticipated business of Company, to the fullest extent allowed by law (collectively “Inventions”) and Employee will promptly disclose all Inventions to Motive. Employee hereby makes all assignments necessary to accomplish the foregoing. Employee shall further assist Motive, at Motive’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. Employee hereby irrevocably designates and appoints Motive as its agents and attorneys-in-fact to act for and in Employee’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Employee. If Employee wishes to clarify that something created by Employee prior to his employment that relates to Motive’s actual or proposed business is not within the scope of this Agreement, Employee has listed it on Appendix A. If anything created by Employee prior to his employment relates in any way to Company or the business or demonstrably anticipated business of Company as of the date of this Agreement, Employee has listed it on Appendix A. If Employee uses or (except pursuant to this Section 11(a)) discloses Employee’s own or any third party’s confidential information or intellectual property when acting within the scope of Employee’s employment or otherwise on behalf of Motive, Motive will have and Employee hereby grants Motive a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights to the fullest extent that Employee has the right to grant such a license.

(b) To the extent allowed by law, Section 11(a) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent Employee retains any such Moral Rights under applicable law, Employee hereby waives such Moral Rights and consents to any action with respect to such Moral Rights by or authorized by Motive. Employee will confirm any such waivers and consents from time to time as requested by Motive.

(c) Employee agrees that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers, consultants or employees) he develops, learns or obtains during the term of his employment that relate to Motive or the business or demonstrably anticipated business of Motive or that are received by or for Motive in confidence, constitute “Proprietary Information.” Employee will hold in confidence and not disclose or, except within the scope of Employee’s employment, use any Proprietary Information. However, Employee shall not be obligated under this paragraph with respect to information Employee can document is or becomes readily publicly available without restriction through no fault of Employee. Upon termination of Employee’s employment, Employee will promptly return to Motive all items containing or embodying Proprietary Information (including all copies), except that Employee may keep Employee’s personal copies of (i) Employee’s compensation records and any records from my personnel file that have been given to Employee, (ii) materials distributed to shareholders generally and (iii) this Agreement. Employee also recognizes and agrees that Employee has no expectation of privacy with respect to Motive’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, e-mail messages and voice messages) and that Employee’s activity and any files or messages on or using any of those systems may be monitored at any time without notice.

(d) The obligations imposed upon Employee by this Section 11 shall survive the expiration or termination of this Agreement and Employee agrees that Company is entitled to communicate Employee’s obligations under this Agreement to any future employer or potential employer of Employee.

12. NON-COMPETITION; AND NON-SOLICITATION; NON-INTERFERENCE. Employee acknowledges that the services Employee will render are of a special and unusual character with a unique value to Motive, the loss of which cannot adequately be compensated by damages in action at law. In consideration of and ancillary to Motive’s agreement to provide Employee with Confidential Information and other consideration specified herein, in view of the unique value to Motive of the services of Employee, and as a material inducement for Motive to enter into this Agreement, Employee agrees as follows:

(a) Non-Competition. Employee covenants and agrees that during the Restricted Period, with respect to any State of the United States of America or any other jurisdiction in the world in which Motive or any of its subsidiaries was engaged, or had committed plans to engage, in business during the term of Employee’s employment, Employee shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any individual or entity that engages in Competitive Activities; provided, however, that the provisions of this Section 12(a) shall not apply after Employee’s termination of employment if payments are not due to Employee under Section 5(c) or 6(b).

Notwithstanding anything herein to the contrary, this Section 12(a) shall not prevent Employee from acquiring as an investment securities representing not more than three percent (3%) of the outstanding voting securities of any publicly-held corporation. For purposes of this Agreement, (i) “Restricted Period” shall mean the period commencing on the Effective Date and extending to the first anniversary of Employee’s termination of employment for any reason and (ii) “Competitive Activities” shall mean any business activities in which Motive or any of its subsidiaries was engaged or had committed plans to engage during the term of Employee’s employment; provided, that the activities of any entity that acquires all or substantially all of the business of Motive will not be considered Competitive Activities if Motive was not engaged in such activities prior to such acquisition.

(b) Non-Solicitation; Non-Interference. During the Restricted Period, Employee shall not, directly or indirectly, for his own account or for the account of any other individual or entity, encourage, solicit or induce, or in any manner attempt to solicit or induce, any individual or entity employed by, as agent of, or a provider of products or services to, or any customer or vendor of Motive to terminate such person’s employment, agency or other relationship, as the case may be, with Motive.

13. ARBITRATION. Motive and Employee expressly agree that any dispute between them arising out of or relating to this Agreement or its termination or any other aspect of Employee’s employment relationship with Motive or the termination of that relationship (including any contract or tort claims, or claimed violations of statute) shall be settled by binding arbitration in Austin, Texas administered by the American Arbitration Association under its Employment Dispute Resolution Rules, and judgment upon the award rendered by the arbitrator(s) may be entered in any court with jurisdiction. In the event of any such arbitration, the prevailing party shall be entitled to recover reasonable attorneys’ fees from the other party, if so directed by the arbitrator(s). The terms of this Section 13 survive the termination of this Agreement by either party for any reason.

14. REGISTRATION OF EQUITY AWARDS. Motive and Employee acknowledge and agree that the equity-based compensation awards that Motive is granting to Employee at the commencement of Employee’s employment hereunder are not being granted under any stockholder approved equity compensation plan of Motive. However, Motive agrees to use reasonable commercial efforts to register the shares of its common stock that are subject to such awards on a Form S-8 or Form S-3 registration statement under the Securities Act of 1933, as amended, as promptly as practicable after the execution and delivery of this Agreement.

15. MISCELLANEOUS.

(a) Entire Agreement. This Agreement embodies the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, if any, between the parties regarding the subject matter hereof. To the extent there is any conflict between the provisions of this Agreement and any of Motive’s personnel and/or payroll policies, the terms of this Agreement shall control.

(b) Modification. Both parties agree that neither has the authority to modify or amend this Agreement unless the modification or amendment is in writing and signed by both of them.

(c) Notice To Employee. Notice to Employee shall have occurred and be effective when: (i) Employee receives actual notice, whether in writing or otherwise; and/or (ii) when a written notice is mailed via certified mail to Employee’s then-current address as reflected in Motive’s records.

(d) Notice To Motive. Notice to Motive shall have occurred and be effective when: (i) the Board receives written notice; and/or (ii) a written notice is delivered via certified mail to Motive’s then-current address to the attention of Motive’s Chief Financial Officer.

(e) Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, the remainder of this Agreement shall remain valid and enforceable to the fullest extent feasible.

(f) No Waiver. Any waiver of any term of this Agreement by Motive shall not operate as a waiver of any other term of this Agreement, nor shall any failure to enforce any provision of this Agreement operate as a waiver of Motive’s right to enforce any other provision of this Agreement.

(g) Successors. Employee’s obligations under this Agreement will be binding upon Employee’s heirs, executors, assigns, and administrators and will inure to the benefit of Motive, its subsidiaries, successors, and assigns.

(h) Survival. The respective obligations of, and benefits offered to, Employee and Motive as provided under this Agreement shall survive the termination of this Agreement to carry out their intended effect.

(i) Proper Construction. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either of the parties. The section headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

16. CHOICE OF LAW AND VENUE. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Texas. Both parties expressly consent to the jurisdiction of the state and federal courts located in Texas. The parties further agree that, subject to the provisions of Section 13, the exclusive venue for the resolution of any dispute relating to the subject matter of this Agreement shall be in the state and federal courts located in Travis County, Texas.

IN WITNESS WHEREOF, Employee and Motive have executed this Agreement as of the Effective Date:

MOTIVE:		EMPLOYEE:

By:	/s/ April Downing	/s/ Alfred Mockett
	April Downing	Alfred Mockett
Vice President and Acting Chief Financial Officer

EXHIBIT A

Form of Release

Release Agreement

1. This release (“Release”) is made effective as of                     , by and between Motive, Inc. (“Motive”) and Alfred Mockett (“Employee”).

2. General Release by Employee. In exchange for Motive’s covenants, agreements, and payments as set forth in this Release and the Employment Agreement executed on February 20, 2006 by and between Motive, Inc. and Employee (the “Employment Agreement”), Employee hereby irrevocably and unconditionally releases, relieves, acquits, waives, relinquishes and discharges Motive and its parents, subsidiaries, affiliates and operating divisions, and its/their employees, members, officers, directors, shareholders, insurers, agents, representatives, heirs, executors, administrators, successors and assigns (collectively, the “Released Parties”) of and from any and all claims, debts, obligations, promises, agreements, liabilities, damages, costs, attorneys’ fees, expenses, suits, appeals, actions and causes of action, of whatever kind or character (including but not limited to, claims of misappropriation of trade secrets, inevitable disclosure, breach of fiduciary duty or the duty of loyalty, unfair competition, tortious interference with contract, tortious interference with business relations, theft, or breach of contract), that Employee has or could have asserted against the Released Parties, and all other constitutional, federal, state and local law claims, whether statutory, regulatory, common law or otherwise, whether known or unknown, whether foreseen or unforeseen, at law or in equity, for or because of any matter or thing done, omitted, or suffered to be done by the Released Parties at any time up through the date of the execution of this Release, or subsequent to the execution of this Release if arising out of conduct occurring before the execution of this Release. Notwithstanding anything in this Release to the contrary, by executing this Release in compliance with Sections 5 and/or 6 of the Employment Agreement, as applicable, the parties acknowledge that Employee’s rights: (A) to the payments, benefits and rights provided for in Sections 5, 6(b), 13 and 14 of the Employment Agreement, if any, are not waived and shall continue to be governed by the terms of the Employment Agreement; (B) under the Indemnification Agreement, dated February 20, 2006, by and between Motive, Inc. and Employee and any other rights to indemnification and/or protection under any directors and officers insurance policies, Motive’s by-laws and certificate of incorporation, agreements and insurance policies and applicable law, are not waived and shall continue to be governed by the terms thereof; (C) under the Restricted Stock Agreement, dated February 20, 2006, by and between Motive, Inc. and Employee, if any, are not waived and shall continue to be governed by the terms of such agreement; (D) under the Non-Qualified Stock Option Agreement, dated February 20, 2006, by and between Motive, Inc. and Employee, if any, are not waived and shall continue to be governed by the terms of such agreement; (E) under any employee benefit plans or policies maintained by Motive are not waived and shall continue to be governed by the terms of such plans or policies; and (F) [Add other similar agreements entered into after the date of the Employment Agreement between Motive and Employee].

3. Specific Release by Motive. In exchange for Employee’s covenants and agreements as set forth in this Release and the Employment Agreement, Motive, on its own behalf and on behalf of its parents, subsidiaries, affiliates and operating divisions, and its/their employees, members, officers, directors, shareholders, successors and assigns, hereby irrevocably and unconditionally releases, relieves, acquits, waives, relinquishes and discharges Employee and his representatives, heirs, executors, administrators, successors and assigns of and from only those claims, including debts, obligations, promises, agreements, liabilities, damages, costs, attorneys’ fees, expenses, suits, appeals, actions and causes of action, of whatever kind or character, arising out of conduct relating to those matters set forth on Exhibit A and occurring before the execution of this Release.

4. Motive and Employee expressly agree that Texas law applies to this release in all regards.

SIGNED this              day of                     , 200  .

MOTIVE, INC.

By:
Name:
Title:

Alfred Mockett

EXHIBIT A TO RELEASE AGREEMENT

ACKNOWLEDGMENT

THE STATE OF TEXAS	§
§
COUNTY OF ________________	§

BEFORE ME, the undersigned Notary Public, personally appeared                     , known to me to be the authorized agent of Motive, Inc. whose name is subscribed to the foregoing instrument, and acknowledged to me that he/she executed this instrument for the purposes and consideration and in the capacity expressed therein.

GIVEN UNDER MY HAND AND SEAL OF OFFICE ON this      day of                     , 200  .

My Commission Expires: ______________________________	Notary Public in and for The State of Texas

THE STATE OF TEXAS	§
§
COUNTY OF ________________	§

BEFORE ME, the undersigned Notary Public, personally appeared Alfred Mockett, known to me to be the individual who executed the foregoing instrument, and acknowledged to me that he executed such instrument for the purposes and consideration expressed therein.

GIVEN UNDER MY HAND AND SEAL OF OFFICE ON this      day of                     , 200  .

My Commission Expires: ______________________________	Notary Public in and for The State of Texas